SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2013

Wound Management Technologies, Inc.
(Exact name of registrant as specified in its charter)

Texas	0-11808	59-2219994
(State or other jurisdiction	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

777 Main Street, Suite 3100, Fort Worth, Texas, 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code 817-820-7080

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

On October 11, 2013, Wound Management Technologies, Inc. (the “Company”), together with certain of its subsidiaries, entered into a term loan agreement (the “Loan Agreement”) with Brookhaven Medical, Inc. (“BMI”), pursuant to which BMI made a loan to the Company in the amount of $1,000,000 under a Senior Secured Convertible Promissory Note. In connection with the Loan Agreement, the Company and BMI also entered into a letter of intent contemplating (i) an additional loan to the Company (the “Additional Loan”) of up to $2,000,000 by BMI (or an outside lender), and (ii) entrance into an agreement and plan of merger (the “Merger Agreement”) pursuant to which the Company would merge with a subsidiary of  BMI, subject to various conditions precedent.

On October 16, 2013, BMI agreed to make the Additional Loan pursuant to a Senior Secured Convertible Drawdown Promissory Note (the “Note”), which allows the Company to drawdown, as needed, an aggregate of $2,000,000, subject to an agreed upon drawdown schedule or as otherwise approved by BMI.

The Note carries an interest rate of 8% per annum, and (subject to various default provisions) all unpaid principal and accrued but unpaid interest under the Note is due and payable on the later of (i) October 15, 2014, or (ii) the first anniversary of the date of the Merger Agreement. The Note may be prepaid in whole or in part upon ten days’ written notice, and all unpaid principal and accrued interest under the Note may be converted, at the option of BMI, into shares of the Company’s Series C Convertible Preferred Stock at a conversion price of $70.00 per share at any time prior to the Maturity Date (provided that the transaction contemplated by the Merger Agreement has not been consummated as of that time).

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance SheetArrangement of a Registrant.

As described in further detail under Item 1.01 above, the Company issued the Note in favor of BMI.

Item 3.02    Unregistered Sales of Equity Securities

As described in further detail under Item 1.01 above, BMI was issued the Note, all unpaid principal and accrued but unpaid interest under which is convertible at the option of BMI into shares of Series C Preferred Stock, subject to the terms of the Note.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of October 16, 2013, Deborah Jenkins Hutchinson, 55, has been appointed President of the Company. Ms. Hutchinson is a member of the Company’s Board of Directors and previously served as the Company’s President from January 12, 2010, until March 20, 2012. From 2005 until January 12, 2010, she served in various capacities, including as President of Virtual Technology Licensing, LLC. Prior to joining Virtual Technology Licensing, she was the Managing Member of Cognitive Communications, LLC, a business consulting company and served as Special Consultant to Health Office India for strategy development and operations assistance for work with US clients in medical transcription and coding services. Ms. Hutchinson is currently on the Board of Directors for Private Access, Inc.

In conjunction Ms. Hutchinson’s appointment and in consideration of past and continued service to the Company, the Company’s Board of Directors approved a grant of 2,000,000 shares of the Company’s common stock, which shares were to vest immediately upon effectiveness of her appointment.

Item 9.01.    Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Description

10.1	Senior Secured Convertible Drawdown Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WOUND MANAGEMENT TECHNOLOGIES, INC.

Date: October 18, 2013	By:	/s/ Robert Lutz, Jr.
Robert Lutz, Jr., Chief Executive Officer